Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces Determination of the
Initial Conversion Terms for the 6.0% Convertible Senior
Debentures due 2029 Offered in Its Exchange Offer
Contact: Daniel A. Brailer, Vice President, Treasurer
and Investor Relations
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
PITTSBURGH, August 21, 2009 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, announced today the determination of the initial conversion price and initial conversion rate for the 6.0% Convertible Senior Debentures due 2029 (the “2029 Debentures”) offered in its exchange offer (the “Exchange Offer”) for its outstanding 1.75% Convertible Senior Debentures due 2026 (the “2026 Debentures”) and its 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”).
The 2029 Debentures will have an initial conversion price of $28.8656, which is equal to 125% of the Average VWAP. The initial conversion rate for the 2029 Debentures will be 34.6433 per $1,000 principal amount of 2029 Debentures, or 1,000 divided by the initial conversion price.
The initial conversion price and initial conversion rate for the 2029 Debentures has been determined based on the “Average VWAP”. The “Average VWAP” means the arithmetic average, as determined by the Company, of the Daily VWAP for each trading day during the ten trading day period ending on and including August 21, 2009, rounded to four decimal places. The “Daily VWAP” for any trading day means the per share volume weighted average price of the Company’s common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page WCC.N<Equity>AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of the Company’s common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by the Company for this purpose). The Average VWAP has been determined to be $23.0925.
As a result of the determination of the Average VWAP, the “Reference Price” for the purposes of calculating the adjustment to the conversion rate applicable in the case of certain non-stock change of control transactions is $23.0925. In addition, the “Initial Conversion Value” for the purposes of calculating the amount payable by the Company upon a tax related redemption of the 2029 Debentures is $800.0004.
Additional terms of the Exchange Offer and the 2029 Debentures are provided in the prospectus relating to the Exchange Offer and the related Letter of Transmittal filed with the Securities and Exchange Commission (“SEC”). The Registration Statement on Form S-4 (File No.
333-160818) filed by the Company and WESCO Distribution, Inc. in relation to the Exchange Offer was declared effective by the SEC on August 12, 2009.

The Exchange Offer will expire at midnight, New York City time, on August 21, 2009, unless extended or earlier terminated by the Company. Holders of 2026 Debentures and 2025 Debentures may withdraw their tendered 2026 Debentures and 2025 Debentures at any time prior to then.
Copies of the prospectus relating to the Exchange Offer and the related Letter of Transmittal are being made available to all holders of 2026 Debentures and 2025 Debentures and may be obtained from Global Bondholder Services Corporation, the information agent for the Exchange Offer, at (866) 488-1500 (U.S. Toll-free) or (212) 430-3774. The Lead Dealer Managers for the Exchange Offer are Goldman, Sachs & Co. and Barclays Capital Inc. The Co-Dealer Managers for the Exchange Offer are Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated and Raymond James & Associates, Inc. For additional information, you may contact Goldman, Sachs & Co. at (877) 686-5059 (U.S. Toll-free) or (212) 357-2992 or Barclays Capital Inc. at (800) 438-3242 (U.S. Toll-free) or (212) 528-7581. The Exchange Offer prospectus and the related Letter of Transmittal are also available free of charge at the SEC’s website at www.sec.gov or by contacting the Company’s Corporate Secretary at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number (412) 454-2200.

Before any holder tenders 2026 Debentures or 2025 Debentures or otherwise makes any investment decision with respect to 2026 Debentures, 2025 Debentures or 2029 Debentures, the holder should read the prospectus relating to the Exchange Offer and the other documents that the Company has filed with the SEC, including the documents that are incorporated by reference into the prospectus relating to the Exchange Offer, for more complete information about the Company and its subsidiaries.
This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. There shall not be any exchange of the 2029 Debentures for 2026 Debentures or 2025 Debentures pursuant to the Exchange Offer in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2008 annual sales were approximately $6.1 billion. The Company employs approximately 6,400 people, maintains relationships with over 23,000 suppliers, and serves more than 115,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the Company’s other reports filed with the Securities and Exchange Commission.